iCAD Announces Estimated Q1 Revenues and Upcoming CFO Transition

Company expects preliminary estimated revenues to exceed $8.1 million

Successor CFO search underway

NASHUA, N.H. – April 5, 2021 - iCAD, Inc. (NASDAQ: ICAD), a global medical technology leader providing innovative cancer detection and therapy solutions, reported select preliminary, unaudited financial results for the first quarter of 2021. Based on preliminary, unaudited financial information, the Company expects total revenue for the first quarter of 2021 to exceed $8.1 million. Unaudited cash and cash equivalents as of March 31, 2021 were approximately $46.9 million, which includes proceeds of the public offering closed in March 2021 that generated gross proceeds of approximately $25.0 million.

“For the first quarter of 2021, anticipated final revenue numbers represent significant growth, compared to the first quarter of 2020,” according to Michael Klein, iCAD’s Chairman and CEO. “Our strong results were driven by growth in both AI Detection revenue, due to continued market penetration for ProFound AI® and ProFound AI® Risk, and Xoft® Therapy revenues.”

iCAD also today announced that its Chief Financial Officer (CFO), R. Scott Areglado, will be leaving the Company in early May to accept a position with another company. An interim CFO will be appointed shortly to serve until such time as a permanent successor to Mr. Areglado is in place. The search and selection process for a successor to Mr. Areglado is already underway.

“Scott has been a valued member of the iCAD team for 10 years, having served as CFO for the last two years. During his tenure as CFO, Scott played an instrumental role in helping accelerate revenue growth and strengthening our competitive position. We wish Scott well in his future endeavors,” Mr. Klein continued. “Both our current VP of Finance and Controller will assume expanded responsibilities during this period of transition.”

“It has been exciting to be a part of the successful growth of iCAD and the expansion of our products and markets," said Mr. Areglado. "I am proud to have worked with such a talented team with a track record of delivering on strategic and financial objectives.”

iCAD’s consolidated financial statements for the three months ended March 31, 2020 are not yet available. The preliminary estimated financial information included in this press release for the three months ended March 31, 2021 is based solely on management’s estimates reflecting currently available preliminary information, and remains subject to iCAD’s consideration of subsequent events, particularly as it relates to material estimates and assumptions used in preparing our consolidated financial statements for the three months ended March 31, 2021. iCAD’s final consolidated financial results as of and for the three months ended March 31, 2021 may materially differ from estimates and the interim balances set forth in this release. Furthermore, the information presented herein does not present all information necessary for an understanding of the Company’s first quarter of 2021.

About iCAD, Inc.

Headquartered in Nashua, NH, iCAD is a global medical technology leader providing innovative cancer detection and therapy solutions.

ProFound AI™ is a high-performing workflow solution for 2D and 3D mammography, or digital breast tomosynthesis (DBT), featuring the latest in deep-learning artificial intelligence. In 2018, ProFound AI for DBT became the first artificial intelligence (AI) software for DBT to be FDA-cleared; it was also CE marked and Health Canada licensed that same year. It offers clinically proven time-savings benefits to radiologists, including a reduction of reading time by 52.7 percent, thereby halving the amount of time it takes radiologists to read 3D mammography datasets. Additionally, ProFound AI for DBT improved radiologist sensitivity by 8 percent and reduced unnecessary patient recall rates by 7.2 percent.

The Xoft System is FDA-cleared, CE marked and licensed in a growing number of countries for the treatment of cancer anywhere in the body. It uses a proprietary miniaturized x-ray source to deliver a precise, concentrated dose of radiation directly to the tumor site, while minimizing risk of damage to healthy tissue in nearby areas of the body.

For more information, visit www.icadmed.com and www.xoftinc.com.

Forward-Looking Statements

Certain statements contained in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future prospects for the Company’s technology platforms and products, and statements about the preliminary revenue results of the Company for the three months ended March 31, 2021, which preliminary results are based solely on management’s estimates reflecting currently available information. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company’s consideration of subsequent events (particularly those related to material estimates and assumptions used in preparing the Company’s consolidated financial statements), the Company’s ability to achieve its business and strategic objectives, IORT’s ability to alleviate the burden to our health system and minimize a patient’s potential exposure to Covid-19, IORT’s benefits for patients which exceed the benefits of traditional therapy or acceptance of IORT by patients or clinicians, the impact of supply and manufacturing constraints or difficulties, uncertainty of future sales levels, the Company’s need to engage in or defend legal actions to protect its patents and other proprietary rights, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence of products, increased competition, litigation and/or government regulation, changes in Medicare or other reimbursement policies, risks relating to our existing and future debt obligations, competitive factors, the effects of a decline in the economy or markets served by the Company, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe,” “demonstrate,” “intend,” “expect,” “estimate,” “will,” “continue,” “anticipate,” “likely,” “seek,” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release. For additional disclosure regarding these and other risks faced by iCAD, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.icadmed.com and on the SEC’s website at http://www.sec.gov.

Contacts:

Media inquiries:

Jessica Burns, iCAD

+1-201-423-4492

jburns@icadmed.com

Investor Relations:

Jeremy Feffer, LifeSci Advisors

+1-212-915-2568

jeremy@lifesciadvisors.com